Exhibit 99

PRESS RELEASE FOR IMMEDIATE RELEASE	December 15, 2023

BUTLER NATIONAL CORPORATION ANNOUNCES Second QUARTER FISCAL YEAR 2024 FINANCIAL RESULTS

- Revenue increased 1% to $19.6 million for the second quarter compared to the second quarter of fiscal 2023 resulting in quarterly earnings of seven cents per share -

OLATHE, KANSAS, December 15, 2023, - Butler National Corporation (OTCQB: BUKS), a leader in the growing global market for aircraft modification, maintenance, repair and overhaul (MRO) and a recognized provider of gaming management services, announces its financial results for the second quarter fiscal 2024 ended October 31, 2023.

Historical selected financial data related to all operations:
	Quarter Ended October 31		Six Months Ended October 31
	(In thousands)		(In thousands)
	2023	2022	2023	2022
Revenue	$19,602	$19,326	$36,786	$34,629
Operating Income	$3,598	$4,002	$4,735	$5,627
Net Income	$4,951	$2,683	$5,670	$3,114
Total Assets	$111,613	$105,381	$111,613	$105,381
Long-term liabilities	$39,365	$44,398	$39,365	$44,398
Stockholders' Equity	$47,492	$44,576	$47,492	$44,576
Weighted Average Shares - Diluted	69,502	76,781	72,005	76,619
Earnings Per Share	$0.07	$0.03	$0.08	$0.04
New Product Research and Development Cost	$511	$1,001	$1,339	$1,632

Management Comments

The quarter ended October 31, 2023, was positive. Both the Professional Services and Aerospace Products segments experienced increases in revenue. Revenue increased 1% to $19.6 million in the three months ended October 31, 2023, as compared to $19.3 million in the three months ended October 31, 2022. The increase in revenue reflects an increase of 3% in Aerospace Products revenue and an increase of 0.3% in Professional Services revenue. Our Aerospace Products segment continues to recruit new and expand relationships that result in the aircraft modification opportunities in both the domestic and international markets as well as work programs for new Federal Aviation Administration supplemental type certificates (“STCs”). Sports wagering highlighted the Professional Services segment with $1.3 million of quarterly revenue.

Second quarter fiscal 2024 net income was $5.0 compared to a net income of $2.7 in the second quarter fiscal 2023. Second quarter fiscal 2024 operating margin was 18% compared to 21% in second quarter fiscal 2023. We continue training, hiring and upgrading the New Century facilities to accommodate additional aircraft modifications in addition to making wage adjustments to remain competitive. We also continue to review operational processes and methods to control general and administrative expenses.

During the three months ended October 31, 2023, we invested approximately $511 in the development and acquisition of new products. This expenditure for design and development engineering, testing, and certification of new products is necessary to remain competitive and adapt for technology changes for Aerospace Products. STC development is essential to our long-term revenue and profits. As noted during the Annual Shareholder Meeting, design for manufacturing of the King Air Cargo Door project continues. Avcon has more than one customer proposing use of its King Air for the certification airplane.

"We are positive about the remainder of fiscal 2024. Our cash position decreased  $3.7  million during the six months ended October 31, 2023. The purchase of KC Machine was accomplished using $2.4 million of our cash. We are pleased with the results of the first month of the KC Machine operations and the efforts for cross-over parts support to assist Avcon. The backlog remains strong at $26.7 million. Working with our contracted platform, online sports wagering in Kansas on behalf of the Kansas Lottery continues to be a significant revenue source for Professional Services. This is the first football season for patronage to our DraftKings branded sportsbook located in the Boot Hill Casino & Resort. Highlighting the sportsbook to enhance other gaming activity and refocusing marketing activities, we are working for positive traditional gaming results in addition to sports wagering.  There are changes at Butler National to adapt to the demand for qualified technical staffing. We believe that we are making progress with skilled worker acquisition and product development opportunities.  Management and employees are focused on the development of new products, staffing, production and cost management. We have also enhanced communications with respect to activities through website updates and social media for the Corporation and subsidiaries. We remain committed to our customers and to increasing shareholder value", commented Chris Reedy, President and CEO.

Business Segment Highlights

Professional Services:

Revenue increased 0.3% for the three months ended October 31, 2023 to $9.8 million compared to $9.7 million in the three months ended October 31, 2022. The increase is due to an increase in sports wagering revenue of $489 partially offset by a decrease in casino gaming revenue of $446.  Costs increased 7% in the three months ended October 31, 2023 to $4.0 million compared to $3.8 million for the three months ended October 31, 2022.  The increase is directly related to an increase in labor costs. Expenses remained constant in the three months ended October 31, 2023 at $3.7 million compared to $3.7 million in the three months ended October 31, 2022. Expenses were 38% of segment total revenues in the three months ended October 31, 2023, as compared to 38% of segment total revenues in the three months ended October 31, 2022. There was an operating income of $2.1 million in the three months ended October 31, 2023 compared to an operating income of $2.3 million in the three months ended October 31, 2022.

Aerospace Products:

Revenue increased 3% to $9.8 million in the three months ended October 31, 2023, compared to $9.6 million in the three months ended October 31, 2022. Costs increased by 4% in the three months ended October 31, 2023 to $6.9 million compared to $6.6 million for the three months ended October 31, 2022.  The increase is directly related to the increase in material and labor costs. Costs were 70% of segment total revenue in the three months ended October 31, 2023, as compared to 69% of segment total revenue in the three months ended October 31, 2022. Expenses increased 16% in the three months ended October 31, 2023 to $1.5 million compared to $1.3 million in the three months ended October 31, 2022. Expenses were 14% of segment total revenue in the three months ended October 31, 2023, as compared to 13% of segment total revenue in the three months ended October 31, 2022. The increase is primarily due to a stock award of $222 to a board member expensed in October 2023. There was an operating income from Aerospace Products of $1.5 million in the three months ended October 31, 2023 compared to an operating loss of $1.7 million in the three months ended October 31, 2022.

Costs related to Professional Services and Aerospace Products include the cost of engineering, labor, materials, equipment utilization, control systems, security and occupancy. Expenses related to Professional Services and Aerospace Products include marketing and advertising, employee benefits, depreciation and amortization, and general, administrative and other expenses.

Backlog:

As of October 31, 2023, our backlog totaled approximately $26.7 million. The backlog includes firm, pending, and contract orders, which may not be completed within the next fiscal year. There can be no assurance that all orders will be completed or that some may ever commence.

Our Business:

Butler National Corporation operates in the Aerospace and Professional Services business segments. The Aerospace Products segment includes the manufacture, sale and service of electronic equipment and modifications to aircraft structures and electrical systems to support special mission and commercial aviation operations. Additionally, we operate two Federal Aviation Administration ("FAA") Repair Stations. Butler National companies, Avcon Industries, Inc. and Butler Avionics, Inc. concentrate on enhancements to Learjet, Beechcraft King Air, Cessna Caravan, Gulfstream, and other turbine powered aircraft.  Butler National-Tempe designs and manufactures robust electronic controls and cabling. The Professional Services segment includes the management of a gaming and the related dining and entertainment facility in Dodge City, Kansas. Boot Hill Casino and Resort features approximately 500 slot machines, 16 table games and a DraftKings branded sportsbook.

Forward-Looking Information:

Statements made in this report, other reports and proxy statements filed with the Securities and Exchange Commission, communications to stockholders, press releases, and oral statements made by representatives of the Company that are not historical in nature, or that state the Company or management intentions, hopes, beliefs, expectations or predictions of the future, may constitute "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements can often be identified by the use of forward-looking terminology, such as "could," "should," "will," "intended," "continue," "believe," "may," "expect," "hope," "anticipate," "goal," "forecast," "plan," "guidance" or "estimate" or the negative of these words, variations thereof or similar expressions. Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties, and assumptions. It is important to note that any such performance and actual results, financial condition or business, could differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1A of the Company’s Annual Report on Form 10-K, incorporated herein by reference. Risk Factors and elsewhere herein or in other reports filed with the SEC. Other unforeseen factors not identified herein could also have such an effect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.

FOR MORE INFORMATION, CONTACT:
David Drewitz, Public Relations david@creativeoptionscommunications.com www.creativeoptionscommunications.com Butler National Corporation Investor Relations	Ph (972) 814-5723 Ph (913) 780-9595

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